Exhibit 99.1

TIAA

8500 Andrew Carnegie Blvd.
Charlotte, NC 28262

TIAA.ORG

Dear TIAA Real Estate Account Investors,

I wanted to update you regarding the TIAA Real Estate Account (the "Account" or "REA") and my thoughts for the upcoming year. In summary, know that the Account as of December 31, 2025:

- Had generated positive net total returns since the fourth quarter of 2024;
- Is anticipated to have outperformed the NFI-ODCE Value Weight[1] index on a trailing 1-year basis[3];
- Has a commercial real estate portfolio that remains fundamentally strong, as evidenced by an overall real estate portfolio occupancy rate across all sectors of approximately 90.4%;
- Pivoted to "offense" in 2025 having made approximately $1.2 billion of new investments within the industrial, necessity retail, apartment, and alternative asset classes; and
- Is financially healthy as evidenced by a loan-to-value ratio of approximately 18.4% and a cash and short-term securities balance of $1.9 billion (up by 29.0% from the year prior).

2025 Recap

Navigating uncertainty was a dominant theme for commercial real estate investors throughout 2025. Some of the year's unknowns included:

- The potential for trade wars and increased inflation due to tariffs;
- A U.S. job market that showed signs of slowing; and
- The longest shut-down in U.S. Government history.

Despite the broader market concerns, I am pleased to report that in the fourth quarter of 2025, the TIAA Real Estate Account is anticipated to have generated an adjusted net total return of approximately 1.07%[3], marking the fifth consecutive quarter of positive total returns and the fourth consecutive quarter of outperformance vs.the NFI-ODCE Value Weight Index. The resulting one-year adjusted net total return is anticipated to be approximately 4.21% - outperforming NFI-ODCE Value Weight by 1.29%. This outperformance can be attributed to the Portfolio Management Team's efforts to:

- Pro-actively recycle capital into investment opportunities of the future; and
- Maximize property-level income, among other factors

Sector	Percent Leased As of 12/31/2025	Portfolio Weighting[2]
Industrial	91.3%	34.1%
Apartments	93.1%	26.2%
Traditional Office	81.8%	11.3%
Life Science	85.2%	2.8%
Medical Office	92.1%	2.3%
Malls	92.0%	3.8%
Non-Mall Retail	89.8%	8.7%
Storage	92.5%	5.4%
Hospitality	61.4%	0.4%
Data Center	N/A	4.8%
Portfolio	**90.4%**	**100%**

1. Management believes the NCREIF Fund Index - Open End Diversified Core Equity ("NFIODCE") is the most appropriate index to compare to the performance of the Account. The National Council of Real Estate Fiduciaries ("NCREIF") calculates and publishes value-weighted and equal-weighted performance returns of the NFI-ODCE. Indices are typically value-weighted as this methodology better represents the performance of the overall marketplace. The performance of a value-weighted index is more influenced by larger funds included in the index. All NFI-ODCE returns shown are net of fees and expenses.
2. Wholly owned properties are represented at fair value and gross of any debt, while joint venture properties and real estate operating company are represented at the net equity value.
3. Certain performance information contained herein may be preliminary or unaudited, and is subject to change.

REA Portfolio Fundamentals

As of December 31, 2025, the Account's real estate portfolio fundamentals were strong. The REA's overall real estate portfolio occupancy rate was approximately 90.4%. Real estate portfolio allocations continued to favor property types of the future characterized by smaller investment sizes, geographic diversification, reduced capital expenditure profiles and sectors with anticipated market "tailwinds" such as industrial, apartments, necessity retail and alternatives including data centers, storage and medical office.

Diversification Benefits of Private Real Estate Exposure

The TIAA Real Estate Account offers individual investors a unique value proposition such as:

- Direct real estate investment exposure;
- Net total returns that are typically between public equities (including REITs) and bonds over the moderate to long-term;
- Relatively low, bond like volatility that results from a portfolio whose primary assets (illiquid commercial real estate) are generally discorrelated to public securities markets; and
- Guaranteed daily liquidity in an otherwise illiquid asset class.

While Public REITs and REIT funds may also offer investors exposure to real estate and provide liquidity, they have historically experienced significantly higher volatility in comparison to the private real estate exposure that the TIAA Real Estate Account provides. Public REITs trade on major exchanges and are usually less diversified due to sector focus, which drives their volatility. Their performance correlates more with public equities than with private real estate, as shown in the table below.

Since Inception (10/2/1995)	TIAA Real Estate Account	REITs	Cash	Bonds	Stocks	Index
TIAA Real Estate Account	1.00	-0.06	-0.67	-0.36	-0.28	--
REITs	-0.06	1.00	-0.02	0.54	0.75	FTSE Nareit All Equity REITs -Total Return
Cash	-0.67	-0.02	1.00	0.23	0.09	FTSE (3 M) Treasury Bill (LOC)
Bonds	-0.36	0.54	0.23	1.00	0.32	Bloomberg US Aggregate
Stocks	-0.28	0.75	0.09	0.32	1.00	S&P 500 – Total Return

Source: Factset - Since inception return – Market Data as of December 31, 2025.

The Account is a true portfolio diversification option because it has a low correlation to public equities (including REITs) as well as bonds.

What is the significance of the complementary nature of the TIAA Real Estate Account to other investment options such as REITs? There should be a place for investing in the Account as well as REITs in a balanced portfolio, and in fact, at different points in the Account's history, it has invested in REITs to enhance portfolio returns.

Source: Factset - Since inception return – Market Data as of December 31, 2025. Looking forward to 2026 Real estate asset values have stabilized, and as a result, the Account’s income return is generating positive net total returns. While economic and government policy uncertainties may persist, the TIAA Real Estate Account Portfolio Management Team anticipates the Account will continue to generate increasingly attractive net total returns over the coming year through its durable cash flow as well as the potential for asset appreciation. At the time of this letter, many anticipate an additional 50 bps of interest rate cuts in 2026, which would bring the targeted Federal Funds Rate to between a range of 3.00% to 3.25%. The lowering of interest rates and increasing real estate investor confidence are anticipated to lead to a strengthening real estate market. Conclusion While it remains impossible to predict the future, the TIAA Real Estate Account is well-positioned to capitalize on the current positive real estate market momentum due to its healthy real estate portfolio fundamentals and immediate access to significant dry powder in the form of improved liquidity to take advantage of acquiring new targeted investment property types of the future. On behalf of the TIAA and TIAA Real Estate Account Portfolio Management Team, it continues to be a genuine honor serving the Account, and we hope you have a healthy, productive and profitable year ahead. Sincerely, Christopher Burk Chris Burk Portfolio Manager TIAA Real Estate Account Since Inception (10/2/1995) Annualized Total Return Standard Deviation Index TIAA Real Estate Account 5.28 3.60 -- REITs 9.22 19.30 FTSE Nareit All Equity REITs - Total Return Cash 2.39 0.60 FTSE (3 M) Treasury Bill (LOC) Bonds 4.32 4.10 Bloomberg US Aggregate Stocks 10.48 15.20 S&P 500 – Total Return

Loan-To-Value (LTV) – the portion of the amount borrowed compared to the cost or value of the property purchased. NPI-ODCE Index – property performance returns index maintained by the National Council of Real Estate Investment Fiduciaries (NCREIF). Bloomberg US Aggregate Bond Index – broad base, market capitalization-weighted bond market index representing intermediate term investment grade bonds in the United States. FTSE Nareit All Equity REITs Total Return Index – a free-float adjusted, market capitalization-weighted index of U.S. equity REITs. S&P 500 Index - a market capitalization-weighted index of the 500 leading companies in leading industries of the U.S. economy. It is widely recognized as a guide to the overall health of the U.S. stock market The real estate industry is subject to various risks including fluctuations in underlying property values, expenses and income, and potential environmental liabilities. The real estate industry is subject to various risks including fluctuations in underlying property values, expenses and income, and potential environmental liabilities. There are risks associated with investing in securities including possible loss of principal. In general, the value of the TIAA Real Estate Account will fluctuate based on the underlying value of the direct real estate or real estate-related securities in which it invests. The risks associated with investing in the Real Estate Account include the risks associated with real estate ownership including, among other things, fluctuations in underlying property values, higher expenses or lower income than expected, risks associated with borrowing and potential environmental problems and liability, as well as risks associated with participant flows and conflicts of interest. For a more complete discussion of these and other risks, please consult the prospectus. Please consider all risks carefully prior to investing. You should consider the investment objectives, risks, charges, and expenses carefully before investing. Please call 800-842- 2252 or go to TIAA Real Estate Account Prospectus for copies that contain this information. Please read the TIAA Real Estate Account prospectus carefully before investing. This material is for informational or educational purposes only and is not fiduciary investment advice, or a securiites, investment strategy, or insurance product recommendation. This material does not consider an individual’s own objectives or circumstances which should be the basis of any investment decision. The views expressed in this material may change in response to changing economic and market conditions. Investment, insurance and annuity products are not FDIC insured, are not bank guaranteed, are not deposits, are not insured by any federal government agency, are not a condition to any banking service or activity, and may lose value. Past performance does not guarantee future results. The TIAA Real Estate Account is an insurance separate account of Teachers Insurance and Annuity Association of America, New York, NY. TIAA-CREF Individual & Institutional Services, LLC, Member FINRA, distributes securities ©2026 Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, 730 Third Avenue, New York, NY 10017 5235358 (02/26)